AMENDMENT NO. 1 TO STATEMENT OF WORK

TARGA AI

Product Marketing & Product Design Partnership V2.0 - Renewal Term

Scope Classification, Fee Allocation & Renewal Terms

Prepared for: **Joseph Thompson, Chief Executive Officer**
Company: Targatek Inc. (d/b/a targa.ai)

Prepared by: **J. Kyle Moyer, Founder & CEO**
Company: HyperBrand Creative Ltd.
Email: jkyle@hyperbrandcreative.com

Date: October 30, 2026
Document Ref: HBC-TARGA-V2.0-2026-A01
Parent SOW: HBC-TARGA-V2.0-2026 (v5), executed August 31, 2026
Renewal Term: November 1, 2026 - January 31, 2027

1. PURPOSE

This Amendment extends the Statement of Work HBC-TARGA-V2.0-2026 (the "SOW") for an additional three months, November 1, 2026 through January 31, 2027 (the "Renewal Term"). The monthly fee is unchanged. This Amendment updates the invoicing and payment schedule for the Renewal Term, adds a reduced-scope Advisory Level option, provides for early termination during the Renewal Term, and incorporates the Targatek Supplier Code of Ethics.

Except as expressly modified by this Amendment, all provisions of the SOW remain in full force and effect, including without limitation Sections 13 through 18. If any provision of this Amendment conflicts with the SOW, this Amendment governs during the Renewal Term.

1.1 Supplier Code of Ethics

Service Provider acknowledges receipt of the Targatek Supplier Code of Ethics, Version A.1, as provided to Service Provider on October 30, 2026 (the "Code"), and agrees to comply with it in performing the Services during the Renewal Term, in addition to Section 15 of the SOW. Service Provider will deliver the Code's Supplier Acknowledgment, with the disclosures it calls for, together with its countersignature of this Amendment. Later revisions to the Code apply to Service Provider on written notice as the Code provides.

For the purposes of the Code, Service Provider's design deliverables carry WCAG 2.2 Level AA as design direction; conformance of the implemented product remains with Client and its development partner under Section 3.1. The Code does not change the scope, fees, payment terms, or remedies set out in the SOW and this Amendment; if the Code conflicts with either on those matters, the SOW and this Amendment govern.

2. RENEWAL TERM

Services continue without interruption from the current service period through the Renewal Term.

The Monthly Scope Schedule mechanism in Section 2.3 of the SOW continues through the Renewal Term. Exhibit B to this Amendment is the agreed Scope Schedule for November 2026 and the working outlook for December 2026 and January 2027. Scope Schedules for December and January are agreed by the 26th of the preceding month. If none is agreed, the prior Schedule and fee continue, subject to any Advisory Level election under Section 7.

For clarity: the named deliverables in a Monthly Scope Schedule are what Service Provider is committed to deliver in that month. The scope items in Section 3 describe the full range of work the fee covers; they are a ceiling on what may be requested, not a list of additional commitments.

The delivery memo requirement in Section 2.4 of the SOW continues. Because invoices under this Amendment are issued at the start of the service month, each invoice is accompanied by the delivery memo for the preceding service month. The delivery memo for January 2027 is delivered by February 5, 2027.

3. SCOPE

Service Provider's work during the Renewal Term is organized in two workstreams, separated by the nature of the work: a Product workstream and a Marketing workstream. Per Section 2.2 of the SOW, the scope items listed below define the maximum scope for the Renewal Term and the named deliverables in each Monthly Scope Schedule define the minimum.

3.1 Product Design and Platform Stewardship

This is the Product workstream. The work is design of the product interface - its user experience and its structure - and the stewardship that carries that design into the build.

- Review of the development partner's UAT defect adjudication, with documented points of disagreement and design direction on items that are user experience decisions.
- Internal-use environment setup for running Client's own plan in the platform: data reset and population, supporting user accounts, and a spreadsheet-backed metric connection for the marketing function.
- Participation in Client's internal plan-execution runs and the related working sessions.
- Participation in the development partner's stand-up on business days; metric and form gaps reported to the Contract Manager.
- Figma stewardship, including the Plan View shared-chrome restructure when sequencing calls for it.

Service Provider's platform stewardship work is limited to review, analysis, design direction, and the deliverables named in the applicable Monthly Scope Schedule. Client and its development partner remain responsible for software implementation, defect resolution, testing, infrastructure, production access, and release decisions. Service Provider's participation in working sessions or review of development work is not acceptance or certification of that work.

3.2 Marketing Stewardship

This is the Marketing workstream. The work is operation of the Client's published marketing presence.

- Operation of the TARGA Content Desk: calendar pieces, cover cards, copy, scheduling, status, replies log, and month-end report.
- Weekly publishing cadence through the scheduling tool, with Client sign-off recorded in the Content Desk before any piece is posted.
- Public byline and card standards applied across all published pieces.
- Monthly category visibility tracker rerun on the first of each month.
- Maintenance of the Content Desk and its domain, permissions, and export paths.

3.3 Classification between the workstreams

Where a piece of work could fall in either workstream, it is classified by what it does. Materials that describe or document the functioning of the product interface, including product documentation and explainer content built to be a durable part of the product, are classified to the Product workstream. General promotional and event collateral is classified to the Marketing workstream.

3.4 Outside this Amendment

The following are outside the scope of this Amendment and are quoted separately when Client elects to proceed. The exclusions in the SOW also continue to apply.

- Customer training materials and an in-application help path.
- Industry-specific onboarding flows and configuration.
- Definition, pricing, and roadmap placement of a value creation capability in the product.
- A formal product ownership role, including any production system access.

4. FEE

The parties have conducted the renewal review contemplated by Section 8 of the SOW and agree to hold the fee at $10,000 per month for the Renewal Term, for a total of $30,000. The monthly fee covers both workstreams in Section 3. It is allocated between them as set out below, so that each workstream's share of the fee is identified.

PERIOD	SCOPE	FEE
November 2026	Exhibit B Scope Schedule	$10,000
December 2026	Scope Schedule agreed per Section 2.3	$10,000
January 2027	Scope Schedule agreed per Section 2.3	$10,000
Total	**Renewal Term**	**$30,000**

4.1 Fee allocation

The monthly fee is allocated between the two workstreams as follows. The allocation reflects the relative weight of the work in each workstream and applies to each month of the Renewal Term at full scope.

WORKSTREAM	MONTHLY	RENEWAL TERM
Product Design and Platform Stewardship (Section 3.1)	$7,000	$21,000
Marketing Stewardship (Section 3.2)	$3,000	$9,000
Total	**$10,000**	**$30,000**

Where a month's fee is adjusted under Section 7, the allocation for that month is as stated in Section 7.

5. INVOICING & PAYMENT

For the Renewal Term, the following replaces the invoicing and payment timing in Section 10 of the SOW. All other provisions of Section 10 remain in effect.

- Each monthly invoice is issued on the first day of the service month. The November 2026 invoice is issued November 1, 2026.
- Each invoice is due on the tenth day of the service month.
- Linda Adams is the invoice recipient for accounts payable processing, with Joseph Thompson copied.
- Payment is accepted by ACH transfer, wire transfer, or check.
- Where a month's fee has been adjusted under Section 7, the invoice for that month reflects the adjusted amount.

6. PAUSE ON NON-PAYMENT

If an invoice is unpaid at close of business on its due date, services under this Amendment pause beginning the following business day. Services resume on Service Provider's receipt of payment in full of the outstanding invoice.

During a pause, work on named deliverables is suspended and their dates in the current Monthly Scope Schedule move forward by the length of the pause. Time-based services that fall within the pause, including stand-ups, working sessions, scheduled publishing, and ongoing review, are not performed later in substitution. The monthly fee is not reduced, deferred, or accrued on account of a pause.

The parties intend this provision as the sole mechanism for a late month during the Renewal Term, in place of any late fee or suspension provision in the SOW.

7. SCOPE STEP-DOWN

Client may elect, for any month of the Renewal Term, to reduce Service Provider's engagement to Advisory Level. The election is made by written notice from the Contract Manager to Service Provider no later than the 25th of the preceding month. No change order is required.

Advisory Level comprises participation in the development partner's stand-up on business days, review and written comment on the development partner's adjudication and build, support for Client's content sign-off in the Content Desk, and design direction given by comment. Written review and direction are provided within three business days of a request. The fee for an Advisory Level month is $6,000, allocated $4,000 to Product Design and Platform Stewardship and $2,000 to Marketing Stewardship.

Advisory Level does not include new deliverables under either workstream: no content creation or publishing, no Content Desk operation, no Figma or platform design deliverables, and no environment configuration or data work. An Advisory Level election supersedes any conflicting named deliverables in the Monthly Scope Schedule for that month; the parties confirm in writing which scheduled deliverables are deferred, removed, or separately quoted.

Client may return to full scope for any subsequent month by the same notice mechanism. A month for which no notice is given continues at full scope and full fee.

8. EARLY TERMINATION

Either party may end the Renewal Term at a month boundary by written notice given no later than the 15th of the month in which the term is to end. Notice given after the 15th takes effect at the close of the following month. This provision applies in addition to any termination rights in the SOW.

All fees invoiced for service periods ending on or before the effective date of termination remain payable. Service Provider delivers the Section 2.4 delivery memo for the final service month within five business days of the effective date.

Termination of the Renewal Term does not affect payment obligations already incurred or any provision of the SOW that survives termination by its terms. Work authorized outside the monthly scope under Section 3.4 is governed by its own written agreement.

9. APPROVALS & CONTRACT MANAGEMENT

Joseph Thompson remains the sole approver and Contract Manager under Section 5 of the SOW for all scope, deliverable, and commercial matters arising under this Amendment. Requests from any other party are routed through the Contract Manager before action.

10. ACCEPTANCE

This Amendment becomes effective on the date of countersignature below and governs the Renewal Term from November 1, 2026.

CLIENT

Targatek Inc. (d/b/a targa.ai)

[signature]

Joseph Thompson, Chief Executive Officer

Date: Novermber 1, 2026

CONSULTANT

HyperBrand Creative Ltd.

J .Kyle Moyer

J. Kyle Moyer, Founder & CEO

Date: Novermber 1, 2026

EXHIBIT B - SCOPE SCHEDULE

November 2026, with December 2026 and January 2027 outlook. Named deliverables are the minimum for the month under Section 2.2 of the SOW. Scope items in Section 3 of the Amendment are the maximum.

November 2026 - Named Deliverables

Product Design and Platform Stewardship

- **UAT adjudication review.** Written review of the development partner's adjudication of the current defect list, with disagreements documented and design direction on user experience items, delivered to the development partner by November 7.
- **Internal-use environment.** Current UAT environment reset and populated for Client's own plan: stale data cleared, one supporting user account added, and a spreadsheet-backed metric connection established for the marketing function, ready for Client's plan-execution runs by November 14. This date depends on Service Provider having access to the UAT environment and the permissions it needs, on the development partner's cooperation, and on the platform functions involved being available and working. A delay from any of these is documented and the date moves accordingly.
- **Plan-execution run participation.** Service Provider acts in the marketing lane in Client's internal runs and records platform findings for the Contract Manager after each run.
- **Stand-up presence.** Participation in the development partner's stand-up on business days, with metric and form gaps reported to the Contract Manager as one-line notes.

Marketing Stewardship

- **Content Desk operation for November.** Every calendar piece for the month carried through copy, cover card, Client sign-off, and publication on the agreed weekly cadence, with the replies log current.
- **November month-end report.** Delivered in the Content Desk by December 3.
- **Category visibility tracker.** November rerun completed and recorded by November 3.

December 2026 and January 2027 - Outlook

The outlook below guides the December and January Scope Schedules, to be agreed by November 26 and December 26 respectively. It is not a commitment to specific deliverables until a Schedule is agreed.

- Content cadence continues through the holiday period with a reduced-frequency plan agreed in the December Schedule.
- Metric behavior validated against contrived plan data from the internal runs, with findings documented for the development partner.
- Plan View shared-chrome restructure in Figma, sequenced to the development partner's build order.
- A written method for industry-focused discovery and onboarding, for Client's decision on whether to proceed under separate scope.
- Design direction on defects and refinements surfaced by the internal runs.

Initials: Targatek Inc. ____________ HyperBrand Creative Ltd. ____________